Exhibit 10.58.1

APPENDIX 1

to Agency Agreement No C-25-400/07 dated July 11, 2007 (hereinafter the “Agency Agreement”)

Moscow	December 20, 2007

Closed Joint Stock Company “Network of Television Stations” (OGRN 1027700151852), hereinafter referred to as the “Principal”, represented by its General Director A.E. Rodnyansky, acting pursuant to the Charter on one side, and Closed Joint Stock Company “Kompaniya TSV” (OGRN 5077746859757), hereinafter referred to as the “Agent”, represented by the General Director S.A. Vasiliev, acting pursuant to the Charter, on the other side, hereinafter referred to as the “Parties”, executed this Appendix 1 (“Appendix”) to the Agency Agreement as follows.

The Parties agree on the principal factors to be considered in determining the price in connection with the placement of Advertising within the Network Program Blocks when contracting by the Agent with the Clients.

1.             Whenever the Agent contracts the placement of Advertising it shall be guided by the combination of technical, sociological and economic factors that define the conditions required for the provision of advertising services in that particular transaction.  The initial reference basis for pricing the services to be provided in that particular transaction shall be determined by the Agent in consultations with the Client at the time of developing the media strategy and shall comprise the data on timing and geographical region for a particular advertising campaign, the Client’s overall advertising budget, target audience of advertising or publicity materials, information on the Client competitors’ market and any other details required for structuring a particular advertising campaign.

2.             The Parties agree that the pricing of services in a particular transaction shall be based on a multi-factor/multi-functional approach and shall take into account the lack of a universal unit measure, by applying which the quantitative assessment of the services would be possible.

The price (amount) of the agreement shall be such that the willing Parties agree based on the market prices for the services that exist at the time of the transaction in a particular region as a result of the interplay of supply and demand as well as other conditions and considerations that have relevance for the transaction.

3.             When entering into an agreement with a Client and pricing the services, the Agent shall take into consideration the following factors:

3.1.          Demand for media advertising services in the market.

3.1.1        Macroeconomic factors:

•                  Purchasing power

•                  Per capita income growth

•                  Consumer basket/consumer price index for target groups.

a)             expert assessments of the market maturity for certain industries/manufacturing sectors (monopoly, polypoly sectors, etc.) and the need for marketing and advertising support of sales;

b)            expert assessments of the advertiser’s expenditures (budgets) for marketing and medial advertising services, including on television, in the past, current and future periods;

c)             number of market (market sector) players and their media activity.

3.2           Broadcast advertising offering

3.2.1        The Principal’s programming policy.

3.2.2        Alternative programming broadcasted simultaneously with the Network Program Blocks on other TV channels;

3.2.3        Changes in the technical capabilities of the Principal;

•                  Extended reach with better signal;

•                  Extended reach with more powerful transmitters;

•                  Potential new station additions to CTC Network;

•                  Licenses obtained for new frequencies.

3.2.4        Best advertising length based on TV viewership patterns;

3.2.5        The actual and projected rating (by hour-long time slots, by each city and by each target audience) of the programs and advertising blocks within the Network Program Blocks as well as estimated total TV viewing audience.

Target Audience means all of the potential television viewers with identical sociographic and psychographic characteristics:

•                  sex;

•                  region or area of residence;

•                  income level;

•                  educational level;

•                  occupation;

•                  number of members in the household;

•                  children;

•                  religion;

•                  consumer habits and behavior patterns.

The projected rating shall be determined based on historic data available for the previous periods that are projected onto the advertising placement period based on the planned line-up of the Network Program Blocks as adjusted for seasonal fluctuations and other factors.

The data for the rating calculation shall be sourced from the independent market research company.

The frequency with which such data is made available shall be determined by the independent market research company.

3.3           Specific conditions for a particular contract — the extent of the planned advertising campaign.

3.4           Target group for the advertising campaign — standard groups commonly used by the Clients for assessing the anticipated efficiency:

•                  6 - 54 All

•                  11 - 25 All

•                  11 - 34 All

•                  11 - 34 All Moscow

•                  14 - 24 All

•                  18 - 35 Females

•                  18 - 35 All

•                  18 - 54 Females

•                  18 - 54 Males

•                  18 + All

•                  18 + All Moscow

•                  18 - 44 Females

•                  18 - 44 All

•                  20 - 39 All

•                  25 + Females

•                  6 + All

The figures designate age limits.

3.5           Planned Reach of Advertising Campaign

Reach means a number of people within a target group, who viewed the broadcast for at least one minute (thousand people).

3.6           Planned Frequency

                Frequency means average number of viewings of the monitored broadcasts by each TV viewer within the selected target audience.

3.7           Positioning

Positioning means that certain advertising and publicity materials should be placed in the opening, closing or other particular position within an advertising block.

3.8.          Fixed placement

Fixed placement means that certain advertising and publicity materials are to be placed in particular programs or advertising blocks or on dates as are designated by the Client.

3.9           Floating placement

Floating placement means that certain advertising and publicity materials are to be placed in programs and on dates selected independently of the Client based on certain general requirements of the Advertising Order.

3.10         Seasonal considerations for advertising campaign.

Seasonal variations in demand from the Clients for placement of advertising and publicity materials within the Network Program Blocks.

3.11         Competitive requirements for advertising campaign:

•                  Advertising and publicity materials placed by the Client with the requirement not to have advertising of competing products or producers within the same programs or advertising blocks.

•                  Advertising and publicity materials placed by the Client with the requirement to have the Client’s advertising placed in certain programs or advertising blocks together with the advertisements for certain products or services.

3.12         Advertising in the same commercial of the goods and/or services of several advertisers or several advertised items.

3.13         Placement of advertising inside the programs and in the inter-program advertising blocks.

3.14.        Placement of advertising within certain time intervals (including prime time).  Prime-time means an interrupted time intervals having the largest viewership.

3.15.        The terms of payment for the advertising campaign.

3.16.        Number of business days to the first showing of advertising in the Network Program Blocks.

3.17         Social significance of the advertising — The significance of each particular advertising campaign and its charity or other purposes of public value or promotion of the national interests.

4.             The Agent shall be required to follow the Principal’s pricing policy as currently approved or in place and the Principal’s instruction to price each particular contract (transaction) for advertising placement in the broadcast of the TV channels based on the above factors, which have a substantial impact on the form of delivering the advertising and on contractual price of the respective contract (transaction).

5.             This Appendix shall come into effect simultaneously with and shall be an integral part of the Agency Agreement.

6.             This Appendix is made and executed in two equally binding counterparts with one for each

Signatures of the Parties:

Agent:	Principal:
/s/ S.A. Vasiliev	/s/ A.E. Rodnyansky
(S.A. Vasiliev) seal here	(A.E. Rodnyansky) seal here